Exhibit 99.1

New York Community Bancorp, Inc. Sets 2004 Annual Meeting Date

    WESTBURY, N.Y.--(BUSINESS WIRE)--Feb. 6, 2004--New York Community Bancorp, Inc. (NYSE:NYB) today announced that May 19, 2004 has been established as the date of its Annual Meeting of Shareholders. The meeting will be held at the Crowne Plaza - LaGuardia in East Elmhurst, New York, beginning at 10:00 a.m. Eastern Time.
    The date of record for voting at the Annual Meeting will be March 29, 2004; proxy materials will be mailed on or about April 12, 2004.
    New York Community Bancorp, Inc. is the $23.4 billion holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Bank currently serves its customers through a network of 139 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family loans in New York City. Additional information about the Company is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420